                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE                              OCTOBER 23, 2002

INVESTOR RELATIONS CONTACT:                 MEDIA RELATIONS CONTACT:
DIANA MATLEY                                KEVIN BRETT
408-433-4365                                408-433-7150
diana@lsil.com                              kbrett@lsil.com

CC02-136

                LSI LOGIC REPORTS Q3 2002 PRO FORMA PROFITABILITY

       The LSI Logic 2002 third quarter news release follows this summary

                      THIRD QUARTER NEWS RELEASE HIGHLIGHTS

-  Revenues advanced sequentially 11 percent to $487 million.

-  Revenues increased 23 percent over the $397 million in Q3 2001.

- Per share pro forma* net income of 4 cents compared to First Call consensus pro forma net loss estimate of 2 cents.

- Lower per share GAAP** net loss of 7 cents compared to Q2 net loss of 17 cents per share.

-  Fourth quarter of sequential revenue growth.

-  Generated positive operating cash flow.

-  Improved gross margin to 41 percent.

- Fourth quarter revenue expected to be in the range of $475 million to $500 million.

- Fourth quarter pro forma net income projected to be about 0-2 cents per share.



*  Earnings before acquisition-related amortization and other special items.

** Generally Accepted Accounting Principles

                  LSI LOGIC REPORTS Q3 PRO FORMA PROFITABILITY

                    REVENUES INCREASE 11 PERCENT SEQUENTIALLY

MILPITAS, CALIFORNIA -- LSI Logic Corporation (NYSE: LSI) today reported $487 million in revenues in the third quarter of 2002, an 11 percent sequential increase over the $438 million reported in the second quarter, and a 23 percent increase from the $397 million reported in the third quarter of 2001.

"Against the backdrop of a gradual and uneven recovery for the worldwide semiconductor industry, LSI Logic returned to pro forma profitability and generated double-digit revenue growth," said Wilfred J. Corrigan, LSI Logic chairman and chief executive officer. "During the third quarter, we unveiled our revolutionary RapidChip(TM) semiconductor platform, expanding our customer base to include the underserved middle of the global logic market. We also strengthened our product offerings and engineering expertise in Storage Components and Storage Systems through the strategic acquisition of the Mylex business unit, which generated approximately $7 million in revenues in the last month of the quarter.

"Our semiconductor businesses -- Consumer, Communications and Storage Components -- led the way in the third quarter. In the second quarter, our Storage Systems business served as LSI Logic's main growth driver. The recent performance of all of these businesses validates the advantage of a balanced market portfolio."

The 2002 third quarter GAAP net loss was reduced to $28 million or 7 cents a diluted share, a $34 million improvement over the net loss of $62 million or 17 cents a diluted share in the second quarter. Cash and short-term investments totaled $943 million at the end of the third quarter. During the quarter, the company repurchased $87 million of its 2005 convertible notes, reducing its outstanding convertible debt.

Pro forma 2002 third quarter net income was $17 million or 4 cents a diluted share, a $37 million or 10 cents per share improvement over the pro forma second quarter 2002 net loss of $21 million or 6 cents a share. The company reported a pro forma net loss of $104 million or 29 cents a diluted share in the third quarter of 2001.

"During the third quarter, LSI Logic increased revenues, generated positive operating cash flow, improved gross margin, and kept expenditures under control," said Bryon Look, LSI Logic chief financial officer. "All of these factors contributed to an earlier than expected return to pro forma profitability. We are now focusing our sights on building upon this financial progress and positioning the company for further improvement in 2003."

                           LSI LOGIC BUSINESS OUTLOOK

LSI Logic expects 2002 Q4 revenues to be in the range of $475 million to $500 million.

The company anticipates reporting pro forma fourth quarter net income of about 0-2 cents a diluted share and a gross margin of approximately 40 percent.

The fourth quarter pro forma tax provision is expected to be a charge of approximately $6 million.

Capital spending is expected to be about $20 million in the fourth quarter and approximately $50 million for 2002.

Fourth quarter depreciation is projected to be about $60 million.

The fourth quarter diluted common share count will be approximately 376 million.

NOTE: The company's financial guidance will be limited to the comments made on today's public conference call and contained in the Business Outlook section of this news release.

            LSI LOGIC BUSINESS, TECHNOLOGY AND PRODUCT ANNOUNCEMENTS

o LSI Logic introduced its innovative semiconductor platform, RapidChip(TM), which is expected to expand the company's customer base by opening up underserved logic market segments, which are expected to exceed $11 billion in 2006. The first RapidChip products will begin shipping early next year. http://www.lsilogic.com/news/product_news/pr20020904.html

o LSI Logic completed its accretive acquisition of the assets of the Mylex business unit from IBM Corporation. The acquisition expands the business opportunities, product offerings and engineering expertise of the company's Storage Components and Storage Systems businesses.
    http://www.lsilogic.com/news/corporate_news/cr20020903.html

o LSI Logic Storage Systems, Inc. announced the general availability of the 5884, its new 2-gigabit per second Fibre Channel storage controller, providing cost effective modular storage systems with industry-leading performance for both bandwidth-intensive and transaction-based applications. The 5884-storage controller's fifth generation architecture is the latest and highest performing design from LSI Logic Storage Systems. http://www.lsilogic.com/news/product_news/pr20021001.html

o LSI Logic introduced the industry's first wire bond packaging for copper/low K processes called Pad on I/O(TM). The LSI Logic Pad on I/O packaging technology provides best-in-class signal I/O density and up to 50 percent die-area reduction offering reduced costs for ASIC/SoC/RapidChip designers.
    http://www.lsilogic.com/news/product_news/pr20021021a.html

o Infineon Technologies and LSI Logic entered into a joint development agreement to share existing intellectual property, jointly develop new IP and collaborate on the design of integrated circuits for hard disk drive
    (HDD) applications. The agreement, which allows each company to market system-on-a-chip ICs developed individually or jointly, gives the companies access to all of the advanced functionality needed to meet the requirements for desktop and mobile HDD products. http://www.lsilogic.com/news/product_news/pr20020820.html

o LSI Logic announced a single-chip RAID product that supports RAID-on-Motherboard (ROMB) and RAID adapter solutions. The LSI Logic LSI53C1035 Ultra320 SCSI RAID controller targets high-volume server applications and delivers the benefits of Fusion-MPT(TM), a common interface architecture supporting all existing host-based interconnect technologies with MegaRAID(R), a market leading, proven firmware engine to deliver top performance. http://www.lsilogic.com/news/product_news/pr20021014c.html

o LSI Logic announced two multi-gigabit Gflx(TM) 0.11 micron transceiver cores into its GigaBlaze(R) CoreWare(R) family. These GigaBlaze serial/deserializer cores offer low power, PHY layer support and flexibility in support of emerging interface standards including Serial ATA, Serial Attached SCSI (SAS), Fibre Channel and other leading standards for the storage and computing markets. http://www.lsilogic.com/news/product_news/pr20021014a.html

o Pioneer Corporation selected LSI Logic's DVxcel(TM) MPEG-2 CODEC as a key component for its most advanced consumer recordable products. Pioneer is leveraging LSI Logic's advanced DVD technology for its first dual-drive DVD recorder, the DVR-77H, and its fourth-generation single drive DVD recorder, the DVR-55. http://www.lsilogic.com/news/product_news/pr20020930.html

o Skyworks Solutions, Inc. became the first licensee of LSI Logic's recently introduced ZSP(TM)500 digital signal processor (DSP) core, the industry's highest performance DSP for consumer multimedia and mobile applications. Skyworks plans to incorporate the lower power, superscaler architecture core into next generation high-end 2.5G and 3G mobile communications systems solutions.
    http://www.lsilogic.com/news/product_news/pr20020925b.html

o LSI Logic partnered with InterActual(TM) Technologies, Inc. to provide DVD manufacturers with silicon and software needed for "Enhanced DVD" or the playback of additional on-disc and online DVD features. Through a licensing agreement, LSI Logic will integrate InterActual's DVD software technology with its high-performance DVD system processor, ZiVA(TM)-5.

    http://www.lsilogic.com/news/product_news/pr20020924.html

o LSI Logic announced the general availability of its double data rate (DDR) SRAM interface core, which is ideal for storage, computing, printer and communications applications. The LSI Logic DDR core, which greatly simplifies ASIC design for interfaces to DDR SDRAM memory, reaches data rates of up to 400 megabits per second per pin at 200MHz.
    http://www.lsilogic.com/news/product_news/pr20021008b.html

o LSI Logic Storage Systems, Inc. announced the general availability of its new E5600 and E5600HPCx storage systems, assisting customers with high performance computing (HPC) applications. The E5600 storage systems, which are based on the company's 2 gigabit per second Fibre Channel 5884 storage controller, enable HPC customers to process high-bandwidth programs and complex transactions faster, increasing the return on their storage investment.
    http://www.lsilogic.com/news/product_news/pr20021008a.html

o LSI Logic announced distribution availability of its Ultra320 PCI SCSI RAID family. These RAID solutions deliver enterprise-class performance, reliability and availability essential in both high-end servers and workstations. LSI Logic is the leading supplier of host-based RAID to the global PC and server markets with nearly 2 million RAID solutions shipped to OEMs, ODMs and system integrators and resellers worldwide.
    http://www.lsilogic.com/news/product_news/pr20020905.html

o Samsung Electronics selected the LSI Logic ZiVA(TM)-4 DVD decoder for its latest family of DVD players. Samsung has used over 11 million ZiVA- branded decoders in their DVD products to realize the benefits of superior video and audio quality for their customers.
    http://www.lsilogic.com/news/product_news/pr20020729.html

o LSI Logic announced it is the first semiconductor company to offer ASIC implementation of the Serial ATA 1.0 high-speed interface technology with the introduction of two new intellectual property cores. Both the LSI Logic ATA 1.0 Link & Transport core and the 1.5Gbs Serial ATA 1.0 Physical Layer
    (PHY) core are now available to customers for integration into an ASIC solution.
    http://www.lsilogic.com/news/product_news/pr20020909b.html

o SCM Microsystems selected LSI Logic's DVxcel(TM) MPEG-2 codec as a key component for its DVD Creation Station 200, DCS 200. The DCS 200 is the only product available that allows consumers to capture DVD-quality video from camcorder, VCR or TV as well as read photos and other files from all types of flash card media.
    http://www.lsilogic.com/news/product_news/pr20020815.html

LSI LOGIC CONFERENCE CALL INFORMATION

LSI Logic will hold a conference call today at 2 p.m. PDT to discuss 2002-third quarter financial results. The number is 1-785-832-1077. Internet users can access the conference call by visiting http://www.firstcallevents.com/service/ajwz366043293gf12.html. A replay of the call will be available today at approximately 5 p.m. PDT and will be available for 48 hours. The number is 1-800-695-1564. (International, 1-402-530-9025). The webcast replay will be available until October 30.

SAFE HARBOR FOR FORWARD LOOKING STATEMENTS: This news release and the statements by LSI Logic management include forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities and Exchange Act of 1934, as amended. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from the actual future events or results. Readers are referred to the documents filed by LSI Logic with the SEC, and specifically the most recent reports on Form 10-K, 10-Q and 8-K. Forward-looking statements include projections of growth in the communications, consumer, storage components and storage systems businesses, estimates of revenue growth, earnings, gross margins, tax provisions, capital spending, depreciation and common share count made in this news release. The company's actual results in future periods may be materially different from any performance suggested in this news release. Risks and uncertainties to which the company is subject include, but are not necessarily limited to fluctuations in the timing and volumes of customer demand, the rate of depletion of customer inventory buildup, and the company's achievement of revenue objectives and other financial targets. Other risks and uncertainties that may affect the company's actual results include, but are not necessarily limited to the timing and success of new product introductions, the continued availability of appropriate levels of manufacturing capacity, the realization of benefits from the company's strategic relationships, and investments and disruptions in general economic activity due to worsening global business conditions or caused by the effects of terrorist activities and armed conflict. The extent to which the company may not realize the cost savings it expects from the reduction in operating expenses may also impact its future performance. The company operates in an industry sector where securities' values are highly volatile and may be influenced by the cyclical nature of the industry, the unpredictability of the economy and other factors beyond the company's control. In the context of forward-looking information provided in this news release, reference is made to the discussion of risk factors detailed in the company's filings from time to time with the Securities and Exchange Commission, including but not limited to filings made during the past 12 months.

ABOUT LSI LOGIC

LSI Logic Corporation (NYSE: LSI) is a leading designer and manufacturer of communications, consumer and storage semiconductors for applications that access, interconnect and store data, voice and video. In addition, the company supplies storage network solutions for the enterprise. LSI Logic is headquartered at 1621 Barber Lane, Milpitas, CA 95035, http://www.lsilogic.com.


                                      # # #


Editor's Notes:

1. All LSI Logic news releases (financial, acquisitions, manufacturing, products, technology etc.) are issued exclusively by PR Newswire and are immediately thereafter posted on the company's external website, http://www.lsilogic.com.

2.  The LSI Logic logo design is a registered trademark of LSI Logic
    Corporation.

3. All other brand or product names may be trademarks or registered trademarks of their respective companies.

                              LSI LOGIC CORPORATION
            PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                                     Three Months Ended                 Nine Months Ended
                                                ----------------------------      -----------------------------
                                                 Sept. 30,        Sept. 30,        Sept. 30,         Sept. 30,
                                                   2002              2001             2002              2001
                                                -----------      -----------      -----------       -----------
Revenues                                         $486,964         $ 396,675        $1,337,241        $1,379,093
                                                 ========         =========        ==========        ==========
Costs and expenses:
    Cost of revenues                              288,433           286,640           823,974           882,544
    Research and development                      114,423           135,634           341,599           381,813
    Selling, general and administrative            59,054            80,128           174,600           236,579
                                                 --------         ---------        ----------        ----------

        Total costs and expenses                  461,910           502,402         1,340,173         1,500,936
                                                 ========         =========        ==========        ==========

Income/ (loss) from operations                     25,054          (105,727)           (2,932)         (121,843)

Interest expense                                  (10,079)          (10,037)          (41,399)          (29,841)
Interest income and other, net                      9,470            11,598            15,737            36,148
                                                 ========         =========        ==========        ==========

Income/ (loss) before income taxes                 24,445          (104,166)          (28,594)         (115,536)
Provision for income taxes                          7,938                --            18,188                --
                                                 --------         ---------        ----------        ----------

Pro forma net income/ (loss)                     $ 16,507         $(104,166)       $  (46,782)       $ (115,536)
                                                 --------         ---------        ----------        ----------

Pro forma earnings/ (loss) per share:

    Basic                                        $   0.04         $   (0.29)       $    (0.13)       $    (0.34)
                                                 ========         =========        ==========        ==========
    Diluted                                      $   0.04         $   (0.29)       $    (0.13)       $    (0.34)
                                                 ========         =========        ==========        ==========

Shares used in computing per share amounts:

    Basic                                         370,948           364,441           369,707           343,441
                                                 --------        ----------        ----------        ----------
    Diluted                                       372,538           364,441           369,707           343,441
                                                 --------        ----------        ----------        ----------

Pro forma statements of operations are intended to present the Company's operating results, excluding special items described below, for the periods presented.

During the three month period ended September 30, 2002, the special items represented acquired in-process research and development, amortization of acquisition related items including intangibles and non-cash deferred stock compensation, restructuring of operations and other non-recurring items, net, related to the revaluation of assets held for sale in accordance with Statement of Financial Accounting Standards No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" adopted by the Company on January 1, 2002, and other special items. The other special items consisted of gains associated with repurchases of a portion of the Company's $500 million 4% Convertible Subordinated Notes, gains on miscellaneous asset sales and a write down of certain equity securities.

During the nine month period ended September 30, 2002, the special items represented all the items mentioned above in addition to additional excess inventory and related charges and a $22 million tax benefit as a result of changes in the tax laws.

During the three and nine month periods ended September 30, 2001, the special items represented additional excess inventory and related charges, acquired in-process research and development, amortization of acquisition related items including intangibles and non-cash deferred stock compensation, restructuring of operations and other non-recurring items, net, and other special items. The other special items consisted of a write down of certain equity securities and the write-off of debt issuance costs associated with a master lease and security agreement.

For the three and nine month periods ended September 30, 2002, the pro forma statements are prepared using the Company's calculated tax expense of $7,938 and $18,188, respectively, when excluding special items. For the three and nine month periods ended September 30, 2001, the pro forma statements are prepared using a calculated rate of 0%, when excluding special items.

For the three months ended September 30, 2002, 1,590 shares were considered dilutive common stock equivalents and included in the computation of diluted pro forma earnings per share. In computing the diluted pro forma loss per share for the nine month period ended September 30, 2002 and the three and nine month periods ended September 30, 2001, all common stock equivalents were excluded as a result of their antidilutive effect.

A reconciliation from pro forma net income/ (loss) to the reported results is presented on the following page.

The format presented above is not intended to be in accordance with Generally Accepted Accounting Principles.

                              LSI LOGIC CORPORATION
       RECONCILIATION OF PRO FORMA NET INCOME/ (LOSS) TO REPORTED RESULTS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                                                          Three Months Ended            Nine Months Ended
                                                                       ------------------------      ------------------------
                                                                       Sept. 30,      Sept. 30,      Sept. 30,      Sept. 30,
                                                                          2002           2001           2002          2001
                                                                       ---------      ---------      ---------      ---------
Pro forma net income/ (loss)                                            $ 16,507      $(104,166)     $ (46,782)     $(115,536)
                                                                        ========      =========      =========      =========

Special items:
    Additional excess inventory and related charges                           --        (50,038)       (45,526)      (158,064)
    Amortization of acquisition related items including
        intangibles and non-cash deferred stock compensation             (33,877)       (84,530)      (122,951)      (204,195)
    Acquired in-process research and development                          (1,922)       (19,100)        (1,922)       (96,600)
    Restructuring of operations and other non-recurring items, net       (12,985)      (132,531)       (71,640)      (192,370)
    Other special items                                                    4,651         (7,717)         4,651        (14,244)
    Tax benefit                                                               --             --         22,500         39,198
                                                                        --------      ---------      ---------      ---------

        Total special items                                              (44,133)      (293,916)      (214,888)      (626,275)
                                                                        --------      ---------      ---------      ---------

Net loss                                                                $(27,626)     $(398,082)     $(261,670)     $(741,811)
                                                                        --------      ---------      ---------      ---------

Basic earnings/ (loss) per share:

    Pro forma net income/ (loss)                                        $   0.04      $   (0.29)     $   (0.13)     $   (0.34)
    Special items**                                                        (0.11)         (0.80)         (0.58)         (1.82)
                                                                        --------      ---------      ---------      ---------

    Net loss                                                            $  (0.07)     $   (1.09)     $   (0.71)     $   (2.16)
                                                                        ========      =========      =========      =========


Diluted earnings/ (loss) per share*:

    Pro forma net income/ (loss)                                        $   0.04      $   (0.29)     $   (0.13)     $   (0.34)
    Special items**                                                        (0.11)         (0.80)         (0.58)         (1.82)

                                                                        --------      ---------      ---------      ---------

    Net loss                                                            $  (0.07)     $   (1.09)     $   (0.71)     $   (2.16)
                                                                        ========      =========      =========      =========

Shares used in computing per share amounts:

    Basic                                                                370,948        364,441        369,707        343,441

                                                                        --------      ---------      ---------      ---------

    Diluted                                                              370,948        364,441        369,707        343,441
                                                                        --------      ---------      ---------      ---------

* In computing diluted loss per share for the three and nine month periods ended September 30, 2002 and 2001, all common stock equivalents were excluded as a result of their antidilutive effect.

**  This line item includes rounding adjustments.

                              LSI LOGIC CORPORATION
                 CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                                                        Three Months Ended             Nine Months Ended
                                                                     --------------------------    --------------------------
                                                                      Sept. 30,      Sept. 30,      Sept. 30,      Sept. 30,
                                                                         2002           2001           2002           2001
                                                                     -----------    -----------    -----------    -----------
Revenues                                                             $   486,964    $   396,675    $ 1,337,241    $ 1,379,093
                                                                     -----------    -----------    -----------    -----------
Costs and expenses:
    Cost of revenues:
           Cost of revenues                                              288,433        286,640        823,974        882,544
           Additional excess inventory and related charges                    --         50,038         45,526        158,064
    Research and development                                             114,423        135,634        341,599        381,813
    Selling, general and administrative                                   59,054         80,128        174,600        236,579
    Acquired in-process research and development                           1,922         19,100          1,922         96,600
    Restructuring of operations and other non-recurring items, net        12,985        132,531         71,640        192,370
    Amortization of acquisition related items including
        intangibles and non-cash deferred stock compensation*             33,877         84,530        122,951        204,195
                                                                     -----------    -----------    -----------    -----------

        Total costs and expenses                                         510,694        788,601      1,582,212      2,152,165
                                                                     -----------    -----------    -----------    -----------

Loss from operations                                                     (23,730)      (391,926)      (244,971)      (773,072)

Interest expense                                                         (10,079)       (10,037)       (41,399)       (29,841)
Interest income and other, net                                            14,121          3,881         20,388         21,904
                                                                     -----------    -----------    -----------    -----------

Loss before income taxes                                                 (19,688)      (398,082)      (265,982)      (781,009)
Provision/ (benefit) for income taxes                                      7,938             --         (4,312)       (39,198)
                                                                     -----------    -----------    -----------    -----------

Net loss                                                             $   (27,626)   $  (398,082)   $  (261,670)   $  (741,811)
                                                                     ===========    ===========    ===========    ===========
Loss per share:
    Basic                                                            $     (0.07)   $     (1.09)   $     (0.71)   $     (2.16)
                                                                     ===========    ===========    ===========    ===========
    Diluted**                                                        $     (0.07)   $     (1.09)   $     (0.71)   $     (2.16)
                                                                     ===========    ===========    ===========    ===========

Shares used in computing per share amounts:

    Basic                                                                370,948        364,441        369,707        343,441
                                                                     -----------    -----------    -----------    -----------
    Diluted                                                              370,948        364,441        369,707        343,441
                                                                     -----------    -----------    -----------    -----------

* The amortization of acquisition related items including intangibles and non-cash deferred stock compensation for the three month period ended September 30, 2002 are comprised of the following items:

    Amortization of continuing intangibles                            $ 19,147
    Amortization of newly purchased intangibles                            526
    Amortization of non-cash deferred stock compensation                14,204
                                                                      --------
                                                                      $ 33,877
                                                                      ========

    On January 1, 2002, we adopted Statement of Financial Accounting Standard ("SFAS") No. 142 "Goodwill and Other Intangible Assets". SFAS No. 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. As a result of the adoption of SFAS No. 142, amortization of goodwill and intangibles will be lower in 2002 as compared to 2001 as approximately $952 million of goodwill will no longer be amortized. For more information regarding the adoption of SFAS No. 142, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and our current report on Form 10-Q for the six month period ended June 30, 2002.

** In computing diluted loss per share for the three and nine month periods ended September 30, 2002 and 2001, all common stock equivalents were excluded as a result of their antidilutive effect.

                              LSI LOGIC CORPORATION
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                                  (IN MILLIONS)
                                   (UNAUDITED)

                                                            September 30,      December 31,
                                                                2002               2001
                                                            -------------      ------------
ASSETS

Current assets:
    Cash and short-term investments                           $  943.5           $1,013.3
    Accounts receivable, net                                     301.1              191.7
    Inventories                                                  223.7              256.6
    Prepaid expenses and other current assets                    333.5              307.3
                                                              --------           --------

        Total current assets                                   1,801.8            1,768.9

Property and equipment, net                                      782.0              944.4
Goodwill and other intangibles                                 1,286.8            1,319.8
Other assets                                                     528.5              592.7
                                                              --------           --------

        Total assets                                          $4,399.1           $4,625.8
                                                              ========           ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Current liabilities                                       $  526.2           $  509.7
    Current portion of long-term debt, capital lease
        obligations and short-term borrowings                      0.3                0.3
                                                              --------           --------

        Total current liabilities                                526.5              510.0

Long-term debt and capital lease obligations                   1,287.1            1,335.8
Deferred tax and other long-term liabilities                     282.5              294.2
                                                              --------           --------

        Total liabilities                                      2,096.1            2,140.0

Minority interest in consolidated subsidiaries                     7.4                5.9
                                                              ========           ========

Stockholders' equity:
    Common stock                                               2,939.1            2,909.3
    Deferred stock compensation                                  (62.3)            (124.1)
    Accumulated deficit                                         (581.5)            (319.8)
    Accumulated other comprehensive income                         0.3               14.5
                                                              --------           --------

        Total stockholders' equity                             2,295.6            2,479.9
                                                              --------           --------

        Total liabilities and stockholders' equity            $4,399.1           $4,625.8
                                                              ========           ========

                              LSI LOGIC CORPORATION
                             STATEMENT OF CASH FLOWS
                       (IN THOUSANDS, EXCEPT WHERE NOTED)
                                   (UNAUDITED)

                                                                              Three Months Ended          Nine Months Ended
                                                                           ------------------------    ------------------------
                                                                            Sept. 30,     Sept. 30,     Sept. 30,     Sept. 30,
                                                                              2002          2001          2002          2001
                                                                           ----------    ----------    ----------    ----------
Operating Activities:
Net loss                                                                      (27,626)     (398,082)     (261,670)     (741,811)
Adjustments:
    Depreciation & amortization                                                83,827       152,216       259,755       395,830
    Amortization of non-cash deferred stock compensation                       14,204        26,805        64,973        75,912
    Acquired in-process research and development                                1,922        19,100         1,922        96,600
    Non-cash restructuring and non-recurring items, net                        12,985       130,585        56,473       166,353
    Gain on repurchase of Convertible Subordinated Notes                      (11,574)           --       (11,574)           --
    Loss on write down of equity securities, net                                9,905         4,913         9,905        11,440


Changes in working capital components, net of assets acquired and liabilities assumed in business combinations:

   Accounts receivable, net                                                   (56,996)       79,536      (106,573)      316,549
   Inventories, net                                                           (15,016)       49,734        46,099        (5,029)
   Prepaid expenses and other assets                                           20,412       (27,146)       10,452       (63,703)
   Accounts payable                                                            20,538       (39,210)      (20,860)     (130,376)
   Accrued and other liabilities                                                1,071        (6,875)       (5,184)      (26,224)
                                                                           ----------    ----------    ----------    ----------
NET CASH PROVIDED BY/ (USED IN) OPERATING ACTIVITIES                           53,652        (8,424)       43,718        95,541
                                                                           ----------    ----------    ----------    ----------

INVESTING ACTIVITIES:

   Purchases of debt and equity securities available-for-sale                (345,493)     (173,697)   (1,283,235)   (1,097,075)
   Maturities and sales of debt and equity securities available-for-sale      433,330       645,962     1,061,153     1,587,649
   Purchases of property and equipment, net                                   (11,082)      (25,762)      (23,230)     (151,397)
   Decrease/ (increase) in non-current assets and deposits                     (1,000)     (320,397)      (10,658)     (323,290)
   Acquisition of companies, net of cash acquired                             (50,472)     (221,656)      (50,472)     (177,677)
                                                                           ----------    ----------    ----------    ----------
NET CASH PROVIDED BY/ (USED IN) INVESTING ACTIVITIES                           25,283       (95,550)     (306,442)     (161,790)
                                                                           ----------    ----------    ----------    ----------

FINANCING ACTIVITIES:

   Proceeds from borrowings                                                        --       200,000            --       200,000
   Repayment of debt obligations                                                 (396)         (199)         (247)       (1,068)
   Debt issuance costs                                                             --        (1,000)           --        (1,000)
   Repurchase of Convertible Subordinated Notes                               (50,626)           --       (50,626)           --
   Issuance of common stock, net                                                   --        10,691        26,249        55,058
                                                                           ----------    ----------    ----------    ----------
NET CASH (USED IN)/PROVIDED BY FINANCING ACTIVITIES                           (51,022)      209,492       (24,624)      252,990
                                                                           ----------    ----------    ----------    ----------

Effect of exchange rate changes on cash and cash equivalents                   (2,465)         (208)        1,600           583
                                                                           ----------    ----------    ----------    ----------

Increase/(decrease) in cash and cash equivalents                               25,448       105,310      (285,748)      187,324

Cash and cash equivalents at beginning of period                              445,942       317,909       757,138       235,895
                                                                           ----------    ----------    ----------    ----------

Cash and cash equivalents at end of period                                    471,390       423,219       471,390       423,219
                                                                           ==========    ==========    ==========    ==========

                              LSI LOGIC CORPORATION
                         SELECTED FINANCIAL INFORMATION
                        (IN MILLIONS, EXCEPT WHERE NOTED)
                                   (UNAUDITED)

                                                              Three Months Ended
                                                 --------------------------------------------
                                                  Sept. 30,        June 30,         Sept. 30,
                                                    2002             2002             2001
                                                 ----------       ----------       ----------
Semiconductor revenues                           $  400.3         $  354.8         $  351.4
Storage Systems revenues                         $   86.7         $   83.0         $   45.3
Total revenues                                   $  487.0         $  437.8         $  396.7
Percentage change in revenues-qtr./qtr.(a)           11.2%             6.1%          -14.7%
Percentage change in revenues-yr./yr.(b)             22.8%           -5.9%           -45.5%

Days sales outstanding                                 56               50               51
Days of inventory(c)                                   70               66               97
Current ratio                                         3.4              3.7              2.1
Quick ratio                                           2.4              2.6              1.4

R&D as a percentage of revenues                      23.5%            25.8%            34.2%
SG&A as a percentage of revenues                     12.1%            13.1%            20.2%
Gross margin as a percentage of revenues(c)          40.8%            38.4%            27.7%

Employees(d)                                        5,508            5,445            7,352
Revenues per employee (in thousands)(e)          $  353.7         $  321.6         $  215.8
Diluted shares (in thousands)(f)                  372,538          369,672          364,441

Selected Cash Flow information

Purchase of property and equipment(g)            $   13.0         $    8.8         $   45.4
Depreciation / amortization(h)                   $   59.1         $   62.1         $   82.7
In-process research and development              $    1.9         $     --         $   19.1
Issuance of common stock for employee stock
   purchase and option programs                  $     --         $   25.0         $   10.7


(a) Represents sequential quarter growth in revenues.

(b) Represents growth in revenues in the quarter presented as compared to the same quarter of the previous year.

(c) Based on pro forma cost of revenues.

(d) Actual number of employees at the end of each period presented.

(e) Revenue per employee is calculated by annualizing revenue for each quarter presented and dividing it by the number of employees.

(f) Shares used in determining pro forma diluted income/ (loss) per share.

(g) Represents gross addition of property and equipment.

(h) Represents depreciation of fixed assets and amortization of software. Excludes amortization of intangibles and non-cash deferred stock compensation.